Exhibit 5.1

313-465-7000 Fax: 313-465-8000

March 20, 2012

Amerigon Incorporated

21680 Haggerty Road

Suite 101

Northville, MI 48167

Ladies and Gentlemen:

We have acted as counsel to Amerigon Incorporated, a Michigan corporation (the “Company”), in connection with the offering by the Company of up to [            ] shares of the Company’s common stock (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-176887) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement, dated March 19, 2012, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

The laws covered by the opinions expressed in this opinion letter are limited to the federal laws of the United States and the laws of the State of Michigan.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares covered by the Registration Statement and the Prospectus Supplement have been duly authorized and, when issued and sold by the Company as described in the Registration Statement and the related Prospectus Supplement and in accordance with the terms set forth in the Underwriting Agreement dated as of March 20, 2012, among the Company and Roth Capital Partners, LLC, against payment therefor, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the prospectus included in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

KJP/KWB/REW/RZK/MSB

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506 Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo